Exhibit 99.1

Contact:                           Dana Wardwell

(828-454-0676)

Blue Ridge Paper Products Inc. Reports Second Quarter Fiscal Year 2005 Results:

CANTON, North Carolina (Bloomberg: bluerd) – Blue Ridge Paper Products Inc. today reported a net loss of $4.4 million for the second quarter ended June 30, 2005. This compares to a net profit of $0.7 million for the first quarter ended March 31, 2005 and a net loss of $13.3 million for the second quarter ended June 30, 2004. Net sales for the second quarter ended June 30, 2005 were $125.2 million compared to $128.5 million for the first quarter ended March 31, 2005 and $121.4 million for the second quarter ended June 30, 2004.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated, “Our results in the second quarter were negatively impacted by the combination of stagnant demand in our paper markets, the routine scheduled maintenance outage of our pulp mill, and higher raw material and energy costs. While paper demand has softened over the quarter the industry has maintained a reasonable supply and demand balance by removing additional capacity from the market this year. Our packaging markets continued to enjoy stable demand and we are experiencing moderate price improvement. While we were unprofitable in the quarter, our results reflected a $9.0 million improvement in operating profit over the same period last year. For the first half of 2005, we’ve shown an $18.1 million improvement in operating profit over the first half of 2004.”

Key Business Highlights

•                  In April, the Canton Mill conducted a scheduled annual maintenance outage of its pine pulp mill. The impact of this planned outage on second quarter ended June 30, 2005 earnings was approximately $2.6 million. The negative impact was primarily due to increased maintenance costs and the cost of purchased pine fiber used during the outage to meet paper machine requirements.

•                  The uncoated paper market had mixed results in the second quarter ended June 30, 2005. While pricing was slightly higher, total volume was down compared to first quarter ended March 31, 2005. A portion of the lower volume was due to strong demand in March 2005 in anticipation of an announced price increase in April 2005. We anticipate that demand for the third quarter ending September 30, 2005 will return to first quarter levels.

•                  Demand for our bleached paperboard products was up 4.4% in the second quarter ended June 30, 2005 when compared to first quarter ended March 31, 2005. Our coated paperboard segment of the bleached paperboard market continues to show moderate improvement in demand, which we are forecasting to continue into the third quarter ending September 30, 2005.

•                  Our earnings continued to be negatively effected by higher costs for raw materials and energy. Chemical costs, which are impacted by petroleum costs, were up $0.5 million in the second quarter ended June 30, 2005 compared to first quarter ended March 31, 2005. We were also impacted by higher energy costs of approximately $0.2 million in the second quarter compared to first quarter ended March 31, 2005.

•                  Our continuous improvement initiatives have gained momentum over the quarter. The results of the improvement efforts have reduced the impact of the raw material and energy cost increases. As of June 30, 2005, over 264 of our employees have received Six Sigma training. We anticipate that by the end of the year, approximately 300 employees will have received Six Sigma training.

•                  Flood prevention activities continued in the second quarter ended June 30, 2005. In the first quarter ended March 31, 2005, we received federal and state grants totaling $1.9 million. This compares to federal and state grants totaling $0.4 million in the second quarter ended June 30, 2005. The grants are being used to repair and more permanently protect our wastewater facility, which also serves the town of Canton, North Carolina.

We define EBITDA as net income before interest, taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for certain extraordinary and non-cash items. EBITDA and Adjusted EBITDA are non-GAAP measures. We believe that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing our ability to service debt. In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of our operating performance and as measures of the ability of the business to generate cash. These measures should not be considered in isolation or as an alternative to net income in measuring operating performance or as an alternative to cash flows from operations in measuring our liquidity. EBITDA and Adjusted EBITDA as we define these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended June 30, 2005 was $6.2 million compared to Adjusted EBITDA of $9.4 million for the three-month period ended March 31, 2005.

ADJUSTED EBITDA – RECONCILIATION OF NON-GAAP MEASURES ($000)

		Three Months Ended
		June 30 2005	March 31 2005
Net Income/(Loss)		$(4,409)	$717

Income Taxes		—	—
Interest Expense		4,397	4,258
Depreciation Expense		4,259	4,340
Amortization Expense		341	332

EBITDA		4,588	9,647

ESOP Expenses	(A)	1,631	1,631
Severance Expense	(B)	(145)	(316)
Flood Impact	(C)	51	(1,131)
Bad Debt (Recovery) Expense	(D)	62	(382)

Adjusted EBITDA		$6,187	$9,449

(A)                  ESOP expense is a non-cash labor expense we incur each year in connection with our parent company’s Employee Stock Ownership Plan.

(B)                    Severance expenses for both three-month periods reflect adjustments to the severance reserve related to the closure of the Fort Worth DairyPak facility and the restructuring at the Canton, North Carolina facility and corporate staff.

(C)                    Flood impact from Hurricanes Frances and Ivan reflects the losses associated with property damage, repairs and maintenance plus business interruption, offset by insurance recoveries booked and funds received from the state and federal government.

(D)                   Reflects funds received or bad debt expense related to customers’ liquidations.

For additional information, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives. These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2004.